Prospectus Supplement No.1 (To Prospectus dated February 2, 2007)	Filed Pursuant to Rule 424(b)(3) File No. 333-133779

Cougar Biotechnology, Inc.

11,643,871 Shares
Common Stock

This information contained in this prospectus supplement amends and updates our prospectus dated February 2, 2007 (the “Prospectus”), and should be read in conjunction therewith. Please keep this prospectus supplement with your Prospectus for future reference.

Transfer of Shares by Selling Stockholder

Tavistock Life Sciences, who is identified in the Prospectus as a selling stockholder with respect to 39,965 shares of our common stock and 359,687 shares of our common stock issuable upon exercise of outstanding shares of our Series A Convertible Preferred Stock, transferred all of such shares to Boxer Capital LLC. Accordingly, the Prospectus is hereby amended to replace Tavistock Life Sciences with Boxer Capital LLC as a selling stockholder with respect to such shares. Andrew Gitkin and Shehan Dissanayake are the managing members of Boxer Capital LLC, and as such each may be deemed to share voting or investment control over these securities.

The following table sets forth the applicable information relating to the number of shares of the common stock owned by the selling stockholder as of February 16, 2007 and after giving effect to this offering. The information in the table included under the heading “Selling Stockholders” in the Prospectus relating to Tavistock Life Sciences is superseded by the following information relating to Boxer Capital LLC:

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Outstanding Shares Offered by Selling Preferred Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering
Boxer Capital LLC	407,652	39,965	359,687	0	399,652	*
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* Less than 1%

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is February 16, 2007.